Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

           Protein Polymer Technologies Withdraws Its Application for

                     Listing on the American Stock Exchange

San Diego, CA - September 9, 2005 - Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), a biotechnology device company that is a pioneer in protein design and synthesis, announced today that it is withdrawing its application for listing of its shares of common stock on the American Stock Exchange (Amex). The Company's shares will continue to trade on the OTC Bulletin Board under the symbol "PPTI".

William N. Plamondon III, Chief Executive Officer of Protein Polymer Technologies, Inc., stated, "The Company has opted to withdraw its application to list its common shares on the American Stock Exchange. We are continuing to evaluate all the listing options available to us to determine the most appropriate marketplace to list our shares of common stock given our size, growth rate and our business prospects."

The Company may reconsider applying for listing on the Amex at a future date once a further evaluation of all options has been completed.

About Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a biotechnology company that discovers and develops innovative therapeutic devices to improve medical and surgical outcomes. The Company focuses on developing technology and products to be used for soft tissue augmentation, tissue adhesives and sealants, wound healing support and drug delivery devices. Protein Polymer Technologies' proprietary protein-based biomaterials are uniquely tailored to optimize clinical performance and contain no human or animal components that could potentially transmit or cause disease. The company is headquartered in San Diego, California. For additional information about the company, please visit www.ppti.com.

To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2004 Annual Report Form 10-KSB, and 10KSB/A and other recent filings with the Securities


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and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.


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Investor Contact:                                Media Contact:

Erin Davis, (858) 558-6064 x 120                 Bryan deCastro, (631) 495-9177

Protein Polymer Technologies, Inc.               Carole Boucard, (954) 370-2524

                                                 Creative Public Relations